CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 4th day of September, 2003, by and between Piezo Instruments, Inc., a Utah corporation ("Piezo"); Jenson Services, Inc., a Utah corporation ("Jenson Services"); and Kathleen L. Morrison, Thomas J. Howells, Travis T. Jenson, Jeffrey D. Jenson and Duane S. Jenson, Jenson Services' principals and/or employees or consultants, and Leonard W. Burningham, Esq., its legal counsel, who have and will be rendering the services covered by this Agreement (collectively, the "Consultants").

                             RECITALS

     WHEREAS, Jenson Services is a financial consulting firm that has substantial expertise in advising private and public companies respecting business plans, corporate structure, reorganization, acquisitions and mergers; and

     WHEREAS, Jenson Services, by and through its Consultants, desires to render services for and on behalf of Piezo; and

     WHEREAS, Piezo desires to engage the services of Jenson Services, by and through its Consultants, and

     WHEREAS, Piezo has provided Jenson Services and the Consultants with access to all material information concerning its organization, financial condition, management, present and intended business operations or other available information and has made its directors and executive officers available to answer questions posed by Jenson Services and the Consultants regarding such information; and

     WHEREAS, Jenson Services and the Consultants are "accredited investors" as that term in defined under Regulation D of the Securities and Exchange Commission and have had access to all material information concerning Piezo, its organization, financial condition, management, present and intended business operations and other available information, and have had the opportunity to ask questions of Piezo's directors and executive officers with respect to such information and that all questions posed have been answered to their complete satisfaction; and

     WHEREAS, the parties desire to execute this Agreement to cover compensation for these services that have and will be rendered by the Consultants, and which Agreement shall have no affect on any other written arrangements, written agreements or other written understandings between Jenson Services, the Consultants and Piezo whatsoever;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth and the benefits to the parties to be derived there from, it is hereby agreed as follows:

     1. Services and Costs. The Consultants are hereby retained by Piezo to serve as independent Consultants to provide advice and services to Piezo in connection with the foregoing recitation of services and related non-capital raising services, to the maximum of an aggregate of 30 hours during the term hereof, and shall be designated by Duane S. Jenson of Jenson Services. All direct out of pocket costs incurred by the Consultants during the terms hereof shall be paid by Piezo; provided, however, any individual costs in excess of $100 shall be first approved by the Chief Executive Officer of Piezo. The Consultants agree to provide such services to Piezo as Piezo may from time to time reasonably request, including, without limitation, advice and services with respect to those matters as to which they have special competence by reason of their business experience, knowledge, and abilities. Jenson Services shall make the Consultants available during reasonable business hours to perform all services reasonably requested by Piezo under this Agreement, with the exception of Jenson Services's counsel, Leonard W. Burningham, Esq., whose services shall only relate to advice to or for the benefit of Jenson Services in providing the services covered hereby, and the preparation and filing of the S-8 Registration Statement referred to in Section 3 hereof.

     2. Term. This Agreement shall remain in full force and effect for a period of six months from the Closing of the Agreement and Plan of Reorganization between Piezo and Omni Medical Holdings, Inc.

     3. Compensation. Piezo shall pay, and Consultants shall accept, a fee of 293,104 shares of Piezo common stock, all to be issued pursuant to a Registration Statement on Form S-8 to be filed as soon as practicable following the confirmation that the reorganized Piezo is current in its filings with the Securities and Exchange Commission. These shares shall be issued as follows:

          Kathleen L. Morrison                          5,000
          13123 Ptarmigan Gate Road
          Draper, Utah 84020

          Thomas J. Howells                            29,500
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Travis T. Jenson                             29,500
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Jeffrey D. Jenson                            31,250
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Duane S. Jenson                             188,399
          4685 South H ighland Drive, #202
          Salt Lake City, Utah 84117

          Leonard W. Burningham, Esq.                  25,000
          455 East 500 South, #205
          Salt Lake City, Utah 84111

               Total:                                 293,104

     4. Independent Contractors. Jenson Services and the Consultants are retained under the terms of this Agreement as independent contractors and nothing herein shall be construed as creating an employer/employee relationship between the parties or their principals or employees. Jenson Services and the Consultants shall be solely liable for the payment of any taxes imposed or arising out of the payment of the compensation to it by Piezo as set forth in this Agreement.

     5. Termination for Cause. Piezo may not terminate this Agreement during its term without cause which shall be established by showing one or more of the following:

          a. Jenson Services or the Consultants have materially breached the terms of this Agreement and, as a result, Piezo has suffered damages;

          b. Jenson Services or the Consultants, in the determination of the Board of Directors of Piezo, have been grossly negligent in the performance of their duties hereunder;

          c. Jenson Services or the Consultants have substantially failed to perform the duties requested in writing by Piezo, on action by the Board of Directors, under the terms of this Agreement after 10 days written notice setting forth the details of such alleged substantial failure; or

          d. Jenson Services or the Consultants have engaged in material, willful, or gross misconduct in the performance of its duties hereunder.

          No termination under this Section shall have any affect on the fees that are payable to the Consultants hereunder, and all shares allocated to each of the Consultants hereunder shall vest and be payable to the Consultants under this Agreement, without qualification.

     6. Lock-Up/Leak-Out Agreement. Piezo is contemplating a reorganization with Omni Medical Holdings, Inc., a publicly-held Nevada corporation ("Omni"), and the Shareholders have each agreed to execute and deliver the Lock-Up/Leak-Out Agreement that is attached hereto as Exhibit A and incorporated herein by reference as a condition subsequent to the issuance of the securities of Piezo hereunder, in the event of the closing of this reorganization.

     7. Nondisclosure of Information. Jenson Services and the Consultants agree that during the term of this Agreement, none will, directly or indirectly, disclose to any person not authorized by Piezo to receive or use such information, any of Piezo's confidential or proprietary data, information, or techniques, or give to any person not authorized by Piezo to receive it any information that is not generally known to anyone other than Piezo or that is designated by Piezo as "limited," "private," "confidential," or otherwise marked to indicate its confidential nature.

     8. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9. Entire Agreement. Except as indicated in the recitation at the forefront of this Agreement, this Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

     10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, and any action brought by any party to this Agreement shall only be maintained in the federal and state court situated in Salt Lake County, Utah.

     11. Severability. If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     12. Waiver. No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

     13. Default. In the event of any default hereunder, the non-defaulting party shall be entitled to recover reasonable attorney's fees and related costs in the enforcement of this Agreement.

     14. Current Status of Reports of Piezo. Following the closing of the Agreement and Plan of Reorganization between Piezo and Omni Medical Holdings, Inc., Piezo shall do everything in its power and use its best efforts to immediately file all information with the Securities and Exchange Commission that would assist the Company in being deemed to be "current" in the filing of its reports that are required to have been filed by it during the previous twelve months, without qualification.

                              PIEZO INSTRUMENTS, INC.


Dated: 9/8/03                 By /s/ Arthur D. Lyons
                              Its President

                              JENSON SERVICES, INC.


Dated: 9/4/03                 By /s/ Duane s. Jenson
                              Its Chief Executive Officer

                              CONSULTANTS


Dated: 9/4/03                 /s/ Kathleen L. Morrison


Dated: 9/4/03                 /s/ Thomas J. Howells


Dated: 9/4/03                 /s/ Travis Jenson


Dated: 9/4/03                 /s/ Jeffrey D. Jenson


Dated: 9/4/03                 /s/ Duane S. Jenson


Dated: 9/4/03                 /s/ Leonard W. Burningham, Esq.

                              EXHIBIT A


                    LOCK-UP/LEAK-OUT AGREEMENT


          THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of the 5th day of September, 2003, between Piezo Instruments, Inc., a Utah corporation ("Piezo"), and the individuals and entities that execute and deliver a Counterpart Signature Page hereof, each a shareholder of Piezo, and sometimes collectively referred to herein as the "Shareholders" and each, a "Shareholder."

          WHEREAS, Piezo intends to enter into an Agreement and Plan of Reorganization between Piezo, Omni Medical Holdings, Inc., a Nevada corporation ("Omni"), and the Omni Stockholders (the "Reorganization Agreement") pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Reorganization Agreement; and

          WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Reorganization Agreement and to provide for an orderly market for the Common Stock of Piezo subsequent to the closing of the Reorganization Agreement, the Shareholders have agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Common Stock, all on the terms set forth below.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Notwithstanding anything contained in this Agreement, a Shareholder may transfer his/her/its shares of Common Stock to his/her/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement.

          2. Except as otherwise expressly provided herein, and except as each Shareholder may be otherwise restricted from selling shares of Common Stock, each Shareholder may only sell Common Stock subject to the following conditions for the twelve (12) month period from the closing of the Reorganization Agreement (the "Lock-Up/Leak-Out Period"):

          2.1 The Shareholders shall collectively be allowed to sell 1% of the outstanding securities of Piezo in any three month period for a period of 12 months from the closing of the Reorganization Agreement (the "Lock-Up/Leak/Out Period").

          2.2 Except as otherwise provided herein, all Common Stock shall be sold in "broker's transactions" as that term is defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out Period.

          2.3 The Shareholders agree that they will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.

          2.4 During the Lock-Up/Leak/Out Period, Piezo shall maintain its "reporting" status with the Securities and Exchange Commission; file all reports that are required to be filed by it during such period; and use its "best efforts" to ensure that the Common Stock is continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), the NASDAQ Small Cap or a recognized national stock exchange.

3. By executing this Agreement, each Shareholder represents that the Common Stock set forth in his/her/its Counterpart Signature Page is all of the shares of Piezo Common Stock that such Shareholder beneficially owns as of the date hereof. In addition to the Common Stock set forth in the Counterpart Signature Page, this Agreement shall apply to all Piezo Common Stock of which each Shareholder become the beneficial owner of during the Lock-Up/Leak-Out Period.

4. Notwithstanding anything to the contrary set forth herein, Piezo may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

5. In the event of a tender offer to purchase all or substantially all of Piezo's issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, and if the requisite number of the record and beneficial owners of Piezo securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization, and such tender offer, merger, consolidation or reorganization is completed, this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions.

6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

7. The Common Stock and per share price restrictions covered by this Agreement shall be appropriately adjusted should Piezo make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

8. No transfer of any of the shares of Common Stock that are subject to this Agreement shall be made in any transaction other than a "broker's transaction" unless the transferee executes and delivers a copy of this Agreement prior to the transfer of any stock certificate representing any of the Common Stock so transferred.

9. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

10. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to Piezo, at 4685 South Highland Drive, #202, Salt Lake city, Utah 84117, and to the Shareholders, at the addresses in their Counterpart Signature Pages. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

          11. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

          12. Piezo or each Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. Each Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by any such Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that Piezo or the non-defaulting Shareholders may suffer as a result of any breach or continuation thereof.

          13. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

          14. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed wholly within said State; and Piezo and the Shareholders agree that any action based upon this Agreement may be brought in the United States and state courts of Utah only, and each submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

          15. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.


Date: 9/4/03                        PIEZO INSTRUMENTS, INC.

                              By /s/ Thomas J. Howells

                        LOCK-UP/LEAK-OUT AGREEMENT
                        COUNTERPART SIGNATURE PAGE

          This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") dated as of the 5th day of September, 2003, among Piezo Instruments, Inc., a Utah corporation ("Piezo"); and certain persons who are "Shareholders" of Piezo, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of Piezo set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.


Date: 9/4/03                  Jenson Services, Inc.
                              By /s/ Jeff D. Jenson

Date: 9/4/03                  /s/ Jeffrey D. Jenson

Date: 9/4/03                  /s/ Travis T. Jenson

Date: 9/4/03                  /s/ Duane S. Jenson

Date: 9/4/03                  /s/ Kathleen L. Morrison

Date: 9/4/03                  /s/ Thomas J. Howells

Date: 9/4/03                  /s/ Ralph M. Wilkerson

Date: 9/4/03                  /s/ Shirley A. Wilkerson

Date: 9/4/03                  W-Group
                              By /s/ Ralph M. Wilkerson

Date: 9/4/03                  EADAC Investments
                              By /s/ Ralph M. Wilkerson

Date: 9/5/03                  /s/ Leonard W. Burningham